Exhibit 99.1

     RF Monolithics, Inc. Announces New $15M Credit Facility with
                           Wells Fargo Bank;
     Credit Facility to Provide Financing for Planned Acquisitions

    DALLAS--(BUSINESS WIRE)--Sept. 5, 2006--RF Monolithics, Inc. ("RFM") (Nasdaq:RFMI) announced today that it has entered into a new, three-year, $15 million credit facility with Wells Fargo Bank, National Association, part of Wells Fargo & Company (NYSE:WFC). The new credit facility consists of a $4 million amortizing term note and an $11 million revolving note that increases to $12 million in 2008. The new credit agreement expires in December, 2009 and replaces RFM's previous credit facility with Wells Fargo.
    Buddy Barnes, Chief Financial Officer of RFM, commented, "This new credit facility aligns closely with RFM's strategic plan and allows RFM to complete the planned acquisitions of Caver-Morehead Systems, Inc. and Cirronet Inc. This agreement provides the funds for the acquisitions and gives us increased financial flexibility relating to our expected growth. Our long relationship with Wells Fargo Bank and their extensive experience as a lender to the technology sector continues to be a valuable asset to us as we execute our strategic plan."
    "We are pleased to have been able to provide RFM with the flexibility they need with this new facility," said Linda Davis, Vice President of Wells Fargo's North Dallas Commercial Banking Group. "We are proud of the expertise we've developed working with technology companies. This new credit agreement allows us to put our experience to work for RFM."

    About Wells Fargo

    Wells Fargo & Company is a diversified financial services company with $500 billion in assets, providing banking, insurance, investments, mortgage and consumer finance to more than 23 million customers from more than 6,200 stores and the Internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only bank in the United States to receive the highest possible credit rating, "Aaa," from Moody's Investors Service. For more information, visit Wells Fargo Bank, N.A. at www.wellsfargo.com.

    About RFM

    Celebrating over 25 years of providing low-power wireless solutions, RFM, headquartered in Dallas, Texas, is enabling the next generation of wireless applications with a Solutions-Driven, Technology-Enabled(TM) approach to wireless connectivity. RFM provides the connections to extend the edge of the Internet to communicate with the billions of unconnected machines through a broad range of low-power wireless solutions -- from comprehensive industrial wireless sensor networks to high-performance RF components. For more information on RF Monolithics, Inc., please visit the Company's websites at http://www.rfm.com and http://www.wirelessis.com.

    Forward-Looking Statements

    This news release contains forward-looking statements, made pursuant to the Safe Harbor Provision of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Statements of the Company's plans, objectives, expectations and intentions involve risks and uncertainties. Statements containing terms such as "believe," "expects," "plans," "anticipates," "may" or similar terms are considered to contain uncertainty and are forward-looking statements. Such statements are based on information available to management as of the time of such statements and relate to, among other things expectations of the business environment in which the companies operate, projections of future performance, perceived opportunities in the market and statements regarding the combined company's mission and vision, future financial and operating results, and benefits of the transaction. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, including risks related to the ability to integrate acquisitions as planned, the highly competitive market in which the companies operate, rapid changes in technologies that may displace products and services sold by the combined company, declining prices of networking products, the combined company's reliance on distributors, delays in product development efforts, uncertainty in consumer acceptance of the combined company's products, and changes in the companies' level of revenue or profitability. as well as the other risks detailed from time to time in the Company's SEC reports, including the report on Form 10-K for the year ended August 31, 2005. The Companies do not assume any obligation to update any information contained in this release.

    CONTACT: PR Financial Marketing, LLC
             Jim Blackman, 713-256-0369
             jimblackman@prfmonline.com
             or
             RF Monolithics, Inc.
             Carol Bivings, 972-448-3767
             bivings@rfm.com